Filed Pursuant to Rule 433

Dated April 13, 2020

Registration Statement: 333-229886

Pricing Term Sheet

General Electric Company

April 13, 2020

$1,000,000,000 3.450% Notes due 2027

$1,250,000,000 3.625% Notes due 2030

$1,500,000,000 4.250% Notes due 2040

$2,250,000,000 4.350% Notes due 2050

Issuer:	General Electric Company
Trade Date:	April 13, 2020
Settlement Date:	April 22, 2020 (T+7)
Expected Ratings (Moody’s / S&P / Fitch)*:	Baa1 (Negative) / BBB+ (Negative) / BBB (Stable)
Title:	3.450% Notes due 2027	3.625% Notes due 2030	4.250% Notes due 2040	4.350% Notes due 2050
Principal Amount:	$1,000,000,000	$1,250,000,000	$1,500,000,000	$2,250,000,000
Maturity Date:	May 1, 2027	May 1, 2030	May 1, 2040	May 1, 2050
Coupon:	3.450%	3.625%	4.250%	4.350%
Benchmark Treasury:	UST 0.625% 03/31/2027	UST 1.500% 02/15/2030	UST 2.375% 11/15/2049	UST 2.375% 11/15/2049
Benchmark Treasury Price and Yield:	100-00 / 0.625%	107-05 / 0.744%	124-11 / 1.371%	124-11 / 1.371%
Spread to Benchmark Treasury:	+285 basis points	+290 basis points	+290 basis points	+300 basis points
Yield to Maturity:	3.475%	3.644%	4.271%	4.371%
Price to Public:	99.845% of principal amount	99.841% of principal amount	99.718% of principal amount	99.650% of principal amount
Underwriting Discount:	0.410%	0.450%	0.750%	0.875%
Proceeds (before expenses) to Issuer:	$994,350,000	$1,242,387,500	$1,484,520,000	$2,222,437,500
Interest Payment Dates:	May 1 and November 1	May 1 and November 1	May 1 and November 1	May 1 and November 1
First Interest Payment Date:	November 1, 2020 (long first interest period)	November 1, 2020 (long first interest period)	November 1, 2020 (long first interest period)	November 1, 2020 (long first interest period)
Optional Redemption:

At any time prior to March 1, 2027, make-whole redemption at the Treasury Rate (as defined in the preliminary prospectus supplement) +45 basis points.

On or after March 1, 2027, at par plus accrued and unpaid interest, if any, to, but excluding the redemption date.

At any time prior to February 1, 2030, make-whole redemption at the Treasury Rate (as defined in the preliminary prospectus supplement) +45 basis points.

On or after February 1, 2030, at par plus accrued and unpaid interest, if any, to, but excluding the redemption date.

At any time prior to November 1, 2039, make-whole redemption at the Treasury Rate (as defined in the preliminary prospectus supplement) +45 basis points.

On or after November 1, 2039, at par plus accrued and unpaid interest, if any, to, but excluding the redemption date.

At any time prior to November 1, 2049, make-whole redemption at the Treasury Rate (as defined in the preliminary prospectus supplement) +50 basis points.

On or after November 1, 2049, at par plus accrued and unpaid interest, if any, to, but excluding the redemption date.

CUSIP / ISIN	369604 BV4 / US369604BV43	369604 BW2 / US369604BW26	369604 BX0 / US369604BX09	369604 BY8 / US369604BY81
Bookrunners:	BofA Securities, Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC BNP Paribas Securities Corp. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc.
Senior Co-Managers:	HSBC Securities (USA) Inc. Mizuho Securities USA LLC MUFG Securities Americas Inc. SMBC Nikko Securities America, Inc.
Co-Managers:	Blaylock Van, LLC Mischler Financial Group, Inc. R. Seelaus & Co., LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities, and may be subject to change or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or the underwriters participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

The Bookrunners and Co-Managers expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about the seventh business day following the date of this Term Sheet. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, investors who wish to trade notes on the date of pricing or the next four succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+7, to specify alternative settlement arrangements to prevent a failed settlement.